Exhibit 5.1

September 13, 2011

AMAG Pharmaceuticals, Inc.

100 Hayden Avenue

Lexington, MA 02421

Ladies and Gentlemen:

We have acted as counsel for AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the merger and other transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated as of July 19, 2011, as amended on August 8, 2011 (the “Merger Agreement”), by and among the Company, Alamo Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Company (“Merger Sub”), and Allos Therapeutics, Inc., a Delaware corporation (“Allos”).  This opinion is being furnished in connection with a Registration Statement on Form S-4, File No. 333-176433 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission covering the offer and sale of up to 15,132,446 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be issued in connection with the merger of Merger Sub with and into the Company.

In connection with this opinion, we have examined and relied upon the Registration Statement and related joint proxy statement/prospectus included therein, the Company’s Certificate of Incorporation and Bylaws, as currently in effect, and the originals and copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof and the due execution.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, including reported judicial decisions interpreting these laws.  We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement will have become effective under the Act, (ii) the stockholders of the Corporation shall have approved the issuance of such Shares in accordance with the Merger Agreement, (iii) the stockholders of Allos will have adopted the Merger Agreement, and (iv) the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement.

500 BOYLSTON STREET, 14TH FLOOR, BOSTON, MA 02116  T: (617) 937-2300  F: (617) 937-2400  WWW.COOLEY.COM

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued as described in the Registration Statement, will be validly issued, and will be fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the joint proxy/prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Miguel J. Vega
Miguel J. Vega